U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 7, 2005

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27599	88-0224817
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 7, 2005, SulphCo, Inc. (the “Company”) appointed Peter Gunnerman as its President and Chief Operating Officer, filling a vacancy created by the departure of the former Chief Operating Officer in December 2004.

Prior to joining the Company Mr. Gunnerman headed Global 6, LLC, a consulting company he founded in 2004 that assists national and international technology companies with a variety of business functions, including marketing and financial support.

Mr. Gunnerman spent the majority of his career with Clean Fuels Technology, Inc. (“CFT”), which develops and markets emulsified fuels. Mr. Gunnerman co-founded CFT with his father, Dr. Rudolf W. Gunnerman, the Chairman and CEO of the Company, in 1992. From 2002 to 2004 Mr. Gunnerman served as President of CFT’s Residual Oil Division, where he was responsible for product development and product verification testing at domestic and foreign trial sites. Prior thereto he served as CFT’s President - Business Development from 2000 to 2002, Executive Vice President - Business Development from 1998 to 2000, and as Vice President - Operations from 1992 to 1998.

SulphCo was a client of Global 6 from January through May 2005, and has paid Global 6 fees of $50,000 plus related out-of-pocket business expenses since such time.

In connection with Mr. Gunnerman’s appointment, the Company and Mr. Gunnerman entered into a written Employment Agreement which provides for a base salary of $220,000 per annum. The Employment Agreement is terminable by either party at any time. If Mr. Gunnerman’s employment is terminated by reason of his “disability,”or by the Company without “good cause” or by Mr. Gunnerman for “good reason,” Mr. Gunnerman is entitled to a severance payment equal to three months base salary plus medical and dental coverage for six months following the date of termination.

Item 9.01.  Exhibits

10.1	Employment Agreement dated as of June 1, 2005, by and between SulphCo, Inc. and Peter Gunnerman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: June 9, 2005	/s/ Alan L. Austin, Jr.

Alan L. Austin, Jr. Vice President of Finance and Chief Financial Officer

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